Exhibit 10.1

FORM OF CREDIT SUPPORT AGREEMENT
THIS CREDIT SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of this [ ] day of [ ], 2026 (being the latest of the parties’ dates of execution; the “Effective Date”), by and among RAYLAN DATA LLC, a Delaware limited liability company (“Landlord”), TERAWULF INC., a Delaware corporation (“Landlord Guarantor”), JUSTIFIED DATAPOWER LLC, a Delaware limited liability company (“Master Landlord”), ANTHROPIC, PBC, a Delaware public benefit corporation (“Tenant”), and GOOGLE LLC, a Delaware limited liability company (“Google”).
RECITALS
A.    Tenant is the tenant of Landlord under that certain Sublease Agreement dated on or around July 3, 2026 (attached hereto as Schedule B-1, as amended from time to time, the “Lease”), pursuant to which Landlord leases to Tenant the Premises, as defined therein.
B.    Landlord is the tenant of Master Landlord under that certain Lease Agreement dated on or around July 3, 2026 (attached hereto as Schedule B-2, as amended from time to time, the “Ground Lease”), pursuant to which Master Landlord leases to Landlord the Land (as defined in the Ground Lease and depicted on Schedule A attached hereto, the “Ground Premises”).
    C.    Landlord Guarantor guaranteed certain obligations of Landlord under the Lease pursuant to that certain Guaranty, dated on or around July 3, 2026, from Landlord Guarantor to Tenant (attached hereto as Schedule B-3, as amended from time to time, the “Landlord Guaranty”).
D.    Master Landlord, Landlord, and Tenant are parties to that certain Superior Lessor Recognition Agreement dated on or around July 3, 2026 (as amended from time to time, the “Ground Lease Recognition Agreement”; together with the Landlord Guaranty, the Ground Lease and the Lease, the “Lease Documents”), pursuant to which Master Landlord, Landlord, and Tenant make certain commitments to one another regarding the Ground Lease and Lease.
E.    Google wishes to obtain from Landlord, Landlord Guarantor, Master Landlord, and Tenant certain assurances that Google will have the option to assume Tenant’s leasehold interest under the Lease following an Event of Default of Tenant thereunder, and that, in such event, the enforcement of Landlord’s rights against Tenant shall affect Google to the least extent possible and Google shall have the rights provided herein.
F.    Landlord, Landlord Guarantor, Master Landlord, and Tenant are willing to provide such assurances and rights to Google upon and subject to the terms and conditions of this Agreement.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do mutually agree as follows:

1.    Definitions. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Lease, as the context may require.
2.    Confirmation and Covenants Regarding Lease; Google Property
a.    Landlord acknowledges, agrees and represents to the other parties on the Effective Date (A) that the Lease is legal, valid and binding against Landlord and Tenant, and in full force and effect, (B) to the knowledge of Landlord, on the date hereof, there are no events that do presently, or which may, with the passage of time, the giving of notice, or the expiration of a period of grace, constitute a breach or default by either party under the Lease, (C) the Lease has not been modified, either orally or in writing, except as set forth in Schedule B-1, and (D) there is no easement, covenant, restriction, or other lien (monetary or otherwise) encumbering all or any part of the Landlord’s interest in the Premises, except as expressly permitted under the Lease.

b.    Tenant acknowledges, agrees and represents to the other parties on the Effective Date (A) that the Lease is legal, valid and binding against Landlord and Tenant, and in full force and effect, (B) to the knowledge of Tenant, on the date hereof, there are no events that do presently, or which may, with the passage of time, the giving of notice, or the expiration of a period of grace, constitute a breach or default by either party under the Lease, (C) the Lease has not been modified, either orally or in writing, except as set forth in Schedule B-1, and (D) there is no easement, covenant, restriction, or other lien (monetary or otherwise) encumbering all or any part of the Tenant’s interest in the Premises, except as expressly permitted under the Lease.

c.    Master Landlord acknowledges, agrees and represents to the other parties on the Effective Date (A) that the Ground Lease is legal, valid and binding against Master Landlord and Landlord, and in full force and effect, (B) to the knowledge of Master Landlord, on the date hereof, there are no events that do presently, or which may, with the passage of time, the giving of notice, or the expiration of a period of grace, constitute a breach or default by either party under the Ground Lease, (C) the Ground Lease has not been modified, either orally or in writing, except as set forth in Schedule B-2, and (D) there is no easement, covenant, restriction, or other lien (monetary or otherwise) encumbering all or any part of the Landlord’s interest in the Ground Premises, except as expressly permitted under the Ground Lease.

d.    Landlord acknowledges, agrees and represents to the other parties on the Effective Date (A) that the Landlord Guaranty is legal, valid and binding against Landlord, and in full force and effect, (B) to the knowledge of Landlord, on the date hereof, there are no events that do presently, or which may, with the passage of time, the giving of notice, or the expiration of a period of grace, constitute a breach or default under the Landlord Guaranty, and (C) the Landlord Guaranty has not been modified, either orally or in writing, except as set forth in Schedule B-3.

e.    Landlord and Tenant acknowledge and agree that if Tenant’s Personal Property under the Lease includes any Google Property (as defined below) and such Google Property is lost or damaged while in the Premises, then Google will be a third party beneficiary of the provisions of the Lease that relate to Landlord’s obligations with respect to such loss or damage of such Google Property, subject to the rights and limitations with respect to such obligations as set forth in the Lease. Tenant acknowledges and agrees that it is responsible to Google for the protection of any Google Property in the Premises and if any such Google Property is lost or damaged by the acts or omissions of Tenant or Tenant’s Personnel (as defined below), Tenant will promptly (but in no event later than thirty (30) days) reimburse Google for the replacement cost of such Google Property lost or damaged and Tenant will indemnify, protect, defend and hold harmless Google from and against any and all damages, losses, liabilities, claims, costs and expenses (including, without limitation, attorneys’ fees) suffered or incurred by Google in connection with such lost or damaged Google Property. For the avoidance of doubt, Tenant shall have no liability to Google for any damage or loss to any Google Property in the Premises to the extent such damage or loss was caused by the acts or omissions of Google or any of Google’s Personnel. “Personnel” means all employees and agents of a party and its contractors, subcontractors and agents. “Google Property” means equipment or property owned by Google (or its affiliate) that is located in the Premises.

f.    After the Effective Date, upon reasonable prior written notice to Landlord and Tenant of at least two (2) days, and subject in all cases to the terms of the Lease Documents and compliance with all security protocols and Datacenter Rules and Regulations then in effect or otherwise provided in advance to Google (provided, that any changes to the Datacenter Rules and Regulations that materially and adversely affect Google’s access rights under this Section 2.f shall require Google’s prior consent in accordance with Section 2.j hereof), Google and its Personnel may have access to the Premises at any time during normal business hours for the purpose of inspecting, appraising, repossessing, removing, preparing for sale, advertising, displaying, selling (but excluding under all circumstances any sale by public auction or other sale open to the public), disposing or otherwise dealing with the Google Property or any part thereof. Master Landlord, Landlord and Tenant will use commercially reasonable efforts not to unreasonably interfere with Google’s access to the Premises at any time and shall reasonably cooperate, at no out-of-pocket cost to Landlord or Tenant (other than to a de minimis extent), with Google’s requests regarding such access. Google will indemnify, protect, defend and hold harmless Landlord and Master Landlord from and against any and all actual, out-of-pocket damages, losses, liabilities, claims, costs and expenses (including, without limitation, attorneys’ fees) suffered or incurred by Landlord or Master Landlord as a result of any such access by Google and its Personnel, except to the extent such damage or loss was caused by the acts of Landlord, Master Landlord, or any Personnel thereof.

g.    If there is any Google Property remaining in the Premises upon expiration or termination of the Lease, Landlord will provide Google and its Personnel access to the Premises and the Google Property in accordance with the Lease to allow Google and its Personnel to handle or remove the Google Property in accordance with Section 2.f hereof, for the lesser of (i) one hundred twenty (120) days, and (ii) until such time as Google may deliver notice that it no longer requires access to the Premises, in each case at Google’s sole cost and expense (the “Access Period”). Google agrees to pay the Per Diem Fee (defined below) during the duration of the Access Period. “Per Diem Fee” means, for any day of a month during the Access Period that Google accesses the Premises, the current, non-default Base Rent and Additional Rent (the “Rent”) due for such month under the Lease in the last month of the term of the Lease (exclusive of past due rent or charges to the extent such rent is timely paid by Google), divided by 30. Notwithstanding the foregoing, Landlord agrees that no Rent will be payable if termination of the Lease is pursuant to Google’s election (or deemed election) of the Google Rejection Option as described below.  For the avoidance of doubt, this Section 2.g will not be applicable in connection with the execution of the Novation Agreement pursuant to the Google Assumption Option as described below.

h.    Landlord waives each and every right which Landlord now has or hereafter may have, under the laws of the state in which the Premises are located, or by virtue of the Lease, or by virtue of Tenant’s occupation of the Premises, to levy or distrain upon, or to claim or assert any lien, security interest, right, claim or title to any or all of the Google Property, which now or hereafter may be located on said Premises.

i.    Master Landlord waives each and every right which Master Landlord now has or hereafter may have, under the laws of the state in which the Ground Premises are located, or by virtue of the Lease, or by virtue of Tenant’s occupation of the Ground Premises, to levy or distrain upon, or to claim or assert any lien, security interest, right, claim or title to any or all of the Google Property, which now or hereafter may be located on said Ground Premises.

j.     Notwithstanding anything contained in this Agreement to the contrary, in the event any amendment or modification of the Lease Documents that is not ministerial in nature is made or entered into following the date hereof without Google’s prior written consent (an “Unapproved Amendment”), Google shall not be liable for (nor shall it be required to comply with, should it exercise the Google Assumption Option (as hereinafter defined)) any terms set forth in or resulting from such Unapproved Amendment. If Google’s consent is requested with respect to any amendment or modification to the Lease Documents, such consent shall not be unreasonably withheld, delayed, or conditioned, except that Google may grant or withhold such consent in its sole discretion with respect to any such amendment or modification of the Lease Documents to the extent the same provides for (x) any increases in payment obligations of Tenant under the Lease (other than to a de minimis extent), (y) any extension of the Term of the Lease, or (z) any material increase in the liability or obligations of Tenant under the Lease. In the event that Google fails to respond to any request for consent to an amendment or modification of the Lease or Ground Lease within fifteen (15) Business Days following delivery of such request, then Google shall be deemed to have rejected such amendment (and the same shall constitute an Unapproved Amendment). During the term of this Agreement, neither Tenant nor Landlord shall conduct a Transfer other than a Permitted Transfer without the prior written consent of Google, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that for purposes of this Section 2.j., “Transfer” shall include any transfers that, pursuant to Section 10.2.2 of the Lease, require Tenant consent. Notwithstanding anything contained in this Agreement to the contrary, Landlord or Tenant may enter into an SNDA or similar agreement with any holder of a lien on the Premises entered into by Landlord or Tenant without the prior written consent of Google, provided, that unless (i) such SNDA or similar agreement is substantially in the form attached hereto as Schedule E, subject to such reasonable modifications as may be required by such holder (provided, that, any material modifications shall be subject to prior written consent of Google, such consent not to be unreasonably withheld, conditioned, or delayed), or (ii) Landlord or Tenant receives Google’s prior written consent to such SNDA or similar agreement (which consent shall not be unreasonably withheld, delayed, or conditioned), such SNDA or similar agreement shall be deemed an Unapproved Amendment.

k.    Tenant (and any Affiliate thereof) shall use only Google-approved tensor processing units for accelerator processors in the Premises for the entire term of this Agreement. For the avoidance of doubt, the obligations referenced in this Section 2.k are solely obligations of Tenant (and not Landlord).

3.    Right to Cure Default.
a.    Landlord will not seek to terminate the Lease by reason of any act or omission that constitutes (or would over time constitute) a default by Tenant under such Lease, until Landlord shall have given written notice of such act or omission to Google (as required pursuant to Section 15 of the Lease); and Google shall have the right, but not the obligation, to remedy such act or omission on Tenant’s behalf, subject to the time periods in Section 15 of the Lease (which shall be equitably adjusted if Google shall not receive notice of such default at the same time as Tenant). It shall not constitute an Event of Default by Tenant under Section 15 of the Lease if Google gives written notice to Landlord of its intent to remedy such failure or refusal no later than the fifteenth (15th) day after Google’s receipt of the default notice and thereafter pays such Rent or other payments or charges properly due and owing no later than the thirtieth (30th) day after receipt of a correct, itemized invoice from Landlord. Landlord agrees that it will accept such performance by Google of any covenant, condition or agreement to be performed by Tenant under the Lease with the same force and effect as though performed by Tenant. The provisions of this Section 3 shall not be construed as obligating Google to cure any breach or default by Tenant under the Lease. Except as provided in this Section 3 and Section 4, below, nothing in this Agreement is intended to suspend or otherwise limit Landlord’s ability to exercise any other rights and remedies that Landlord may have against Tenant as a result of such breach or default. Any invoices submitted under this Agreement that Google elects to pay must be submitted through Google’s vendor management system. Tenant will reimburse Google on demand for any reasonable expenses which Google may incur in effecting compliance with Tenant’s obligations under the Lease (including, but not limited to, collection costs and attorneys’ fees and expenses), in each case plus an administrative fee of five percent (5%) of such cost (the “Cure Expenses”). If Tenant fails to reimburse Google within thirty (30) days of such demand, interest on the Cure Expenses shall accrue after such thirty (30) day period at a per annum rate of interest equal to the Default Rate until such time as the Cure Expenses are fully paid. Upon Google’s election to cure such default, Google may at any time thereafter exercise the Google Assumption Option (as hereinafter defined) until such time that such default has been cured and all Cure Expenses have been paid to Google; provided, that if neither Google nor Tenant cures such default within the time periods provided for cure in the Lease (as the same may be extended pursuant to the express terms of this Section 3.a), then such default shall constitute an Event of Default and all rights and remedies of Landlord and Google under the Lease and hereunder shall apply.

b.    Master Landlord represents and warrants that it owns all right, title and interest in and to the Building free and clear of all liens, encumbrances and defects, other than the Security Documents as described in the Lease.
4.    Google Options Related to Event of Default.
a.    Effective Date. Notwithstanding anything to the contrary herein or in the Lease or the Ground Lease, Google’s obligations under Section 4 of this Agreement shall only be effective upon the occurrence of the Commencement Date for the last Data Hall to be delivered pursuant to the Lease (such date, the “CSA Effective Date”). Notwithstanding the foregoing, if any Insolvency Event or any Event of Default under Section 15.1.1 of the Lease occurs prior to the CSA Effective Date, then (1) Landlord shall retain the right to complete the Premises in accordance with the terms of the Lease, (2) Google shall not unreasonably interfere with such completion; provided, however, that Google shall have the right to determine whether Landlord has satisfied the Commencement Date Conditions in accordance with the terms of the Lease before any Default Trigger Notice (as defined below) may be delivered, and (3) if the CSA Effective Date occurs while such Insolvency Event or Event of Default is continuing, such Insolvency Event or Event of Default shall constitute a Default Trigger (as defined below) as of the CSA Effective Date and Landlord will promptly deliver a Default Trigger Notice to Google in respect thereof. Except as expressly set forth in the previous sentence, neither Landlord’s nor Google’s rights and obligations under this Agreement shall be increased or diminished by Landlord’s election to complete the Premises.

b.    Default Trigger. In the event that (i) Tenant has become subject to an Insolvency Event (defined below) or (ii) an Event of Default under Section 15.1.1 of the Lease has occurred (the occurrence of (i) or (ii), a “Default Trigger”), Landlord will promptly provide Google written notice that the Default Trigger has occurred (a “Default Trigger Notice”). An “Insolvency Event” is the filing or execution or occurrence of any one of the following: (u) a petition in bankruptcy or other insolvency proceeding by or against Tenant, (v) a petition or answer seeking relief under any provision of the Bankruptcy Code, (w) an assignment for the benefit of creditors, (x) a petition or other proceeding by or against Tenant for the appointment of a trustee, receiver or liquidator of Tenant or any of Tenant’s property, (y) a proceeding by any governmental authority for the dissolution or liquidation of Tenant that is not dismissed or otherwise resolved within ninety (90) days of the initial filing, petition, or proceeding, as applicable, or (z) any other instance whereby Tenant or any general partner of Tenant shall cease doing business as a going concern. Google will have a period of thirty (30) days after receipt of the Default Trigger Notice (“Verification Period”), to verify that the requirements of the Default Trigger have been met. Landlord and Tenant will timely cooperate with reasonable requests by Google for information and documentation regarding the Default Trigger. For the avoidance of doubt, Landlord shall not terminate the Lease prior to Google electing either the Google Rejection Option or the Google Assumption Option. Except for terminating the Lease, Landlord may exercise all remedies available to Landlord under the Lease during the Verification Period; provided, however, that Google shall not be liable for any costs incurred by Landlord or additional obligations owed by Tenant that may arise as a result of Landlord electing to pursue any such remedy.

c.    Prior to the expiration of the Verification Period, subject to Section 4.e, Google may elect, by written notice of the same to Landlord (the “Google Election Notice”),

to either: (i) allow the Lease to be terminated by Landlord (the “Google Rejection Option”); or (ii) pay all Rent under the Lease that is then, currently, properly due and owing by Tenant to Landlord and assume the Lease as the Tenant thereunder pursuant to the terms and conditions of this Agreement (the “Google Assumption Option”). Notwithstanding the foregoing, if a Default Trigger has occurred only under clause (ii) of the definition of Default Trigger, but no Insolvency Event has occurred, then Google may elect, by written notice to Landlord, to defer any exercise of the Google Assumption Option or Google Rejection Option until the Deferral Option End Date (as defined below) (the “Deferral Option”). If the Deferral Option is elected then, during the period from the written election of the Deferral Option until the Deferral Option End Date (such period, the “Deferral Period”), (X) the Verification Period will be deemed to toll hereunder, and (Y) Section 4.h will apply. For the avoidance of doubt, if Google has neither provided the Google Election Notice nor elected the Deferral Option by written notice on or before the end of the Verification Period, Google will be deemed to have elected the Google Rejection Option (unless the Verification Period ends prior to the sixth (6th) anniversary of the CSA Effective Date and the Equipment Capacity Trigger has not occurred, in which case Google shall be deemed to have elected the Google Assumption Option).

d.    Google Rejection Option. If Google elects (or is deemed to have elected) the Google Rejection Option, the Lease shall be immediately terminated; provided, however, that Google shall retain all rights pursuant to Section 2.g hereunder. Within forty-five (45) days after the Lease has been terminated, Landlord will send notice to Google (the “Landlord Termination Notice”) with an invoice for Google in the amount of the termination fee (the “Termination Fee”) payable in connection with such termination, provided, that the failure or delay of the Landlord Termination Notice will have no effect upon whether or not Landlord’s termination has occurred. Google will, within thirty (30) days after the receipt of the Landlord Termination Notice, pay the Termination Fee. The amount of the Termination Fee will be an amount determined by Landlord and memorialized in the Landlord Termination Notice not to exceed the amount applicable to the date of termination according to the schedule of Termination Fee (the “Schedule of Termination Fee”), attached to this Agreement as Schedule C-1 (it being understood that the amount applicable to any date of termination shall be the amount set forth in the Schedule of Termination Fee for the period in which such date occurs, and such amount shall decrease throughout the applicable period (starting at the amount set forth in the Schedule of Termination Fee for the first day of such period and tracking strictly downward thereafter), and shall not step down to a new period's baseline until the start date of that next succeeding period). The parties acknowledge that the Schedule of Termination Fee has been prepared based on the anticipated amount of indebtedness to be incurred by Landlord or its Affiliates to finance the development and construction of the Premises (the “Project Debt”) and on the projected sources and uses of funds for the development and construction of the Premises as of the date hereof, a copy of which is attached hereto as Schedule C-2 solely for illustrative purposes (the “Projected S&U”), and that the amounts set forth in the Schedule of Termination Fee may be reduced to reflect the actual amount of the Project Debt once determined. Accordingly, notwithstanding anything to the contrary herein, Landlord and Google may, from time to time, by execution of an amendment to this Agreement, replace or update the Schedule of Termination Fee to reflect the actual amount of the Project Debt incurred; provided, that (i) no such replacement or update shall increase any amount set forth in the Schedule of Termination Fee as in effect immediately prior thereto for any date of determination and (ii) in no event will the total of all Termination Fees set forth in any such replacement or update exceed the lesser of (x) $[ ]1 and (y) an amount equal to [ ] percent ([ ]%)2 of the total “Uses of Funds” set forth in the sources and uses of funds for the development and construction of Premises utilized by Landlord at the time of obtaining the Project Debt (the “Final S&U”), a copy of which Landlord shall deliver to Google; provided, further, that Landlord shall not update, supplement or replace the Schedule of Termination Fee following the initial incurrence of such indebtedness. The Projected S&U is attached solely to illustrate the form of the Final S&U and the categories of costs that constitute “Uses of Funds” for purposes of clause (ii)(y) above, and the amounts set forth in the Projected S&U shall not be binding on either party or be used in calculating the limit under clause (ii)(y) above.

e.    If Landlord delivers a Landlord Termination Notice, the payment of the Termination Fee will be made by Google directly into the Designated Termination Fee Account pursuant to the terms of the Google Financial Support Agreement. Upon the payment of the Termination Fee by Google, (a) Landlord releases and discharges Tenant from all liabilities and obligations under the Lease; provided that this clause (a) shall not affect any claim or demand that Landlord may have against Tenant arising before the date of the payment of the Termination Fee by Google; (b) Google will have no further liabilities or obligations related to the Lease; (c) Google will have the right to elect to acquire an equity interest position in Landlord, expressed as a fraction of such total ownership interests equal to the quotient of (i) the amount of the Termination Fee paid by Google divided by (ii) the total cost to develop the Land and construct the Building and all other improvements consisting of and/or otherwise supporting the Premises on the Land (including all land development costs, the costs to construct the Building, the costs of all of Landlord’s equipment and infrastructure supporting the Premises and all financing costs related thereto) (such quotient, the “Google Equity Interest”); and (d) upon Google’s receipt of the Google Equity Interest, this Agreement will be deemed to have terminated. If the total costs in subsection (c)(ii) hereof have not been conclusively determined in accordance with the terms of the Lease at the time, such costs shall be equal to (i) the initial budget for construction and development of the Property less (ii) any unused contingency and other budgeted costs that are no longer required under the Work Letter plus (iii) the amount of any actual expenditures made in excess of the initial budget for construction and development of the Property as required in the Work Letter, as determined at the time the Landlord Termination Notice is delivered. Notwithstanding the foregoing, Google shall not exercise the Google Rejection Option within the first six (6) years after the CSA Effective Date unless the Equipment Capacity Trigger occurs. “Equipment Capacity Trigger” means that the TPU Pods installed within the Building, when in operation, are capable of consuming less than fifty percent (50%) of the Tenant Critical Power. “TPU Pods” means a pod consisting of compute racks with tensor processing units (TPUs) and the necessary associated ML (machine learning) and TPU systems, and pod-specific networking racks. The “Google Financial Support Agreement” shall mean an agreement entered into between Google, Landlord and Landlord’s financing sources (or agent on behalf of such sources) which provides that if the Termination Fee shall become due and payable hereunder, then Google shall be required to make such payment directly to the Designated Termination Fee Account in accordance with such agreement. The payment of the Termination Fee in accordance with the Google Financial Support Agreement will satisfy Google’s obligation to pay the Termination Fee hereunder. The “Designated
1 Corresponds to anticipated maximum Project Debt amount.
2 Corresponds to percentage of “Uses of Funds” permitted as Project Debt.

Termination Fee Account” means the account identified in the Google Financial Support Agreement for the payment of the Termination Fee. Google agrees to enter into the Google Financial Support Agreement upon the written request of Landlord in connection with the incurrence of Landlord’s financing arrangements.

f.    Google Assumption Option.
(i)    If Google elects the Google Assumption Option (or is deemed to elect the Google Assumption Option) in accordance with this Agreement, (i) Google, Landlord, and Tenant must (within thirty (30) days after Google’s delivery of the Google Election Notice to Landlord) execute a novation agreement which includes the Lease modifications as described in Section 1.1(c) of Schedule D, and is otherwise substantially on the form attached hereto as Schedule D (the “Novation Agreement”), whereby Google replaces Tenant as the “Tenant,” and assumes all Novated Obligations (as hereinafter defined) of Tenant under the Lease (as modified by Schedule D), (ii) Google shall be liable for all Rent (as modified by Schedule D) as required under the Lease, as it becomes due, regardless of when (or if) the Novation Agreement is executed and delivered; and (iii) Google must pay all Rent that is then, currently, properly due and owing by Tenant to Landlord under the Lease within thirty (30) days after the receipt of a correct, itemized invoice for such Rent from Landlord. If the Novation Agreement is not executed by Google, Landlord, and Tenant within the above-mentioned 30-day period, the parties will thereupon be deemed to have executed the Novation Agreement upon the expiration of the 30-day period and Google will have the benefit of the Lease modifications as described under Section 1.1(c) of Schedule D. The “Novated Obligations” means all (A) then-unperformed obligations of Tenant to pay Rent due and owing to Landlord under the Lease that arose before the date of the Novation Agreement (less any offsets or credits owed to Tenant pursuant to the terms of the Lease); and (B) obligations of Tenant under the Lease that accrue on or after the date of the Novation Agreement or obligations that accrued before the date of the Novation Agreement but are continuing. All amounts paid by Google in connection with remedying any defaults and entering into the Novation Agreement (including, but not limited to, reasonable attorney’s fees) shall be deemed to be Cure Expenses and Tenant shall reimburse Google for all such Cure Expenses in accordance with Section 3.
(ii)    Once the Novation Agreement is executed by Google and Landlord, the novated Lease and all appurtenances thereto shall come into effect as an agreement between Landlord and Google, and Landlord shall be bound to Google under all of the provisions of the Lease for the balance of the term thereof (including any extensions or renewals thereof which may be effected in accordance with any options contained in the Lease) with Google as the “Tenant” under the Lease from and after the date of the Novation Agreement. In the event that (a) the Novation Agreement is executed by Google and Landlord but not Tenant, and (b) the form of Novation Agreement executed by Google and Landlord contains no changes that materially disadvantage Tenant (as compared to the Novation Agreement form attached hereto as Schedule D), then Tenant shall be deemed to have executed, approved, and accepted such Novation Agreement (and the same shall come into effect). If the Novation Agreement comes into effect, Google shall attorn to Landlord as its landlord under the Lease, such attornment to be effective and self-operative, without the execution of any further instruments on the part of either of the parties hereto, upon and from and after the date of the Novation Agreement. If Google elects the Google Assumption Option (or is deemed to elect the Google Assumption Option), upon the execution (or deemed execution) by all parties of the Novation Agreement and Google’s satisfaction of its obligation under clause (ii) of Section 4.c of this Agreement, this Agreement shall terminate.
g.    Google Assumption Option Without Default Trigger. In the event that (A) there is an Event of Default by Tenant under the Lease without the occurrence of a Default Trigger, and (B) Landlord intends to terminate the Lease on the basis of such Event of Default, Landlord will provide Google with written notice of such Event of Default and such intention at least thirty (30) days prior to Landlord’s planned termination of the Lease so that Google may verify that an Event of Default occurred. Google and Tenant agree that Landlord’s obligation to provide such notice shall not represent evidence of or otherwise result in (by implication or otherwise) any waiver of Landlord’s rights against Tenant under the Lease with regard to such Event of Default. Google will then have the option (but not the obligation), by written notice of the same to Landlord during such thirty (30)-day period to elect the Google Assumption Option. If Google elects the Google Assumption Option in accordance with this Section 4.g, the parties will follow all requirements in this Agreement related to the Google Assumption Option as if Google had elected the Google Assumption Option under Section 4.c of this Agreement. Notwithstanding anything to the contrary in the Lease, any assignment or novation of the Lease to Google in accordance with the terms of this Agreement shall be deemed a Permitted Transfer that shall not require any consent from Landlord or Master Landlord.
h. Google Deferral Option. In the event that Google has elected the Deferral Option, then Google agrees to pay to Landlord (i) all Rent under the Lease that is due and owing that Tenant has not paid as of the date of such election and (ii) all additional Rent that becomes due and owing during the Deferral Period that Tenant does not pay (all such amounts not paid by Tenant under clauses (i) and (ii), the “Unpaid Deferral Amounts”). Landlord may retain and utilize the funds paid by Google in respect of the Unpaid Deferral Amounts to the full extent as if such amounts had been paid to Landlord as Rent under the Lease, and such amounts will be owned by Landlord free and clear of any claims from Google or Tenant and shall not be subject to any offset or counterclaim. For the avoidance of doubt, the foregoing sentences will not limit any remedies Google or Tenant may have against Landlord under the Lease or that Google may have against Tenant at law or in equity. All Unpaid Deferral Amounts paid by Google shall be deemed to be Cure Expenses and Tenant shall reimburse Google for all such Cure Expenses in accordance with Section 3. The Deferral Period shall end on the date of the earliest to occur (such date, the “Deferral Option End Date”) of (i) the occurrence of a Default Trigger pursuant to clause (i) of such definition, (ii) the date Google fails to pay to Landlord any amounts required by this Section 4.h, and (iii) the date Google elects by written notice to end the Deferral Period. On the Deferral Option End Date, the Verification Period will cease to toll and will begin to run again in accordance with Section 4.b from the date of the election of the Deferral Option as if the Deferral Period had not occurred. If on or prior to the Deferral Option End Date, Tenant has paid in full all Unpaid Deferral Amounts, and a Default Trigger is not otherwise in effect, then the Default Trigger that was caused by Unpaid Deferral Amounts will be deemed to have been cured and this Agreement will continue in full force and effect in accordance with its terms.

5.    Notices. Any notice which may or shall be given under the provisions of this Agreement shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, or (iii) e-mail (so long as a confirming copy is forwarded by a reputable overnight courier service within one (1) business day thereafter), at the physical and email addresses specified below, or at such other addresses as any party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by any party by giving notice as provided herein. Notice shall be deemed given (a) if delivered by hand or personal service, when delivered, (b) if sent by a reputable overnight courier service, on the Business Day (as defined in the Lease) immediately following the Business Day on which it was sent, or (c) if sent by e-mail, on the date the e-mail is transmitted. If notice is delivered by email after 4:30pm (receiver’s time) on a Business Day or at any time on a non-Business Day, the deemed date of the notice will be the Business Day following the date the email is sent.
To Landlord:

RAYLAN DATA LLC
7725 Lake Road
Barker, New York 14012
Attention: Chief Legal Officer
E-mail:

With a copy to:

RAYLAN DATA LLC
9 Federal Street
Easton, MD 21601
Attention: Chief Legal Officer
E-mail:

To Tenant:

ANTHROPIC, PBC
548 Market Street
PMB 90375
San Francisco, CA 94014
Attn:
Email address for notices:

With a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Brian Hirsch
E-mail:

To Google:

Google LLC
ATTN: Legal Department
1600 Amphitheatre Parkway
Mountain View, CA 94043
Emails:

With a copy to:

Paul Hastings LLP
71 S. Wacker Dr., Suite 4500
Chicago, IL 60606
ATTN: Gregory E. Spitzer, Esq. (JO)

Any party may change the address or email address by written notice to the other parties clearly stating such party’s intent to change the address or email address for all purposes of this Agreement, which new address or email address shall be effective thirty (30) days after receipt. Notice shall be deemed given when received or when receipt is refused.
6.    Successors and Assigns. No party may assign this Agreement without the prior written consent of the other parties, which will not be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective personal representatives, successors and permitted assigns. No party’s obligations under this Agreement will be affected by (i) any permitted assignment of any person’s rights or obligations under the Lease, or (ii) any amendment, modification, forbearance or waiver of any person’s rights or obligations under the Lease at any time or from time to time consented to in accordance with the terms and conditions of this Agreement, and all such obligations under this Agreement shall remain in full force and effect notwithstanding any such assignment, amendment, modification, forbearance or waiver. If Landlord assigns the Lease to a person that is not a Qualified Data Center Operator (as defined in the Lease) and, in connection with such assignment, the Lease is terminated, then this Agreement shall be terminated.
7.    Conflict. In the event of a conflict or inconsistency between this Agreement and the Lease, this Agreement shall control. In that connection, to the extent any terms in this Agreement affect any provisions under the Lease, it will be deemed to be an amendment thereof.
8.    Governing law; Jurisdiction. This Agreement shall be exclusively governed by, and construed in accordance with, the laws of the State of New York. In addition, the parties hereby submit to the local jurisdiction of the State of New York; and that such jurisdiction shall be exclusive as it relates to actions between the parties. In that connection, each party agrees that any action by the other against such party shall be instituted exclusively in the state courts of the State of New York. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS AGREEMENT.

9.    Counterparts; Delivery by E-mail. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. Landlord, Landlord Guarantor, Master Landlord, Tenant and Google agree that the delivery of an executed copy of this Agreement by electronic means (including DocuSign, or similar, and including delivery of an executed pdf by e-mail) shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered.
10.    Confidentiality.
(a)    “Confidential Information” means (i) the existence, terms, and provisions of this Agreement, and (ii) information that one party or an Affiliate of a party discloses to the other party under this Agreement, and that is marked as confidential or would normally be considered confidential information under the circumstances. Confidential Information does not include information that is independently developed by the recipient, is rightfully given to the recipient by a third party without confidentiality obligations, or becomes public through no fault of the recipient.
(b)    Each party agrees that it shall not disclose another party’s Confidential Information, except to its employees, Affiliates, agents, professional advisors, and third-party contractors who need to know such Confidential Information and who have the legal or contractual obligation to keep it confidential, without first obtaining the prior written consent of the other party. Notwithstanding the foregoing sentence, each party shall have the right to disclose any such information to the extent required, but only to the extent required (i) for valid business and accounting purposes (“Business Disclosures”), and/or (ii) if, following consultation with counsel, such party reasonably believes such disclosure is (A) legally required under any applicable securities or other laws regarding public disclosure of business information and/or (B) otherwise required by applicable law, rule or regulation or any court ruling (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) (“Legal Disclosures”). For the avoidance of doubt:
i. with respect to Legal Disclosures, (a) such Legal Disclosures shall be limited to the information legally required or advisable, per the advice of counsel, to be disclosed pursuant to this Section 10, and all other terms and provisions of this Agreement shall be excluded from the disclosure or, to the extent legally permissible, appropriately redacted, and (b) the disclosing party shall, prior to making such disclosures (1) promptly notify the other party in writing, to the extent legally permissible, and (2) if timely requested by the other party, use reasonable efforts to consult with such other party and reasonably cooperate with such other party, at such other party’s sole cost and expense, to redact and/or seek confidential treatment of such applicable Legal Disclosures (unless prohibited or otherwise pre-empted by applicable law, in which case such party shall notify the other as soon as reasonably practicable); and
ii.    in the case of Business Disclosures, (a) unless waived by the non-disclosing party, the disclosing party shall provide five (5) Business Days’ (or such shorter time as may be agreed by the non-disclosing party) prior written notice (which may be by email) that such a disclosure is about to occur; (b) the disclosing party shall limit the disclosure to the information that is reasonably needed to be disclosed in the particular circumstance, including under any laws regarding public disclosure of business information; and (c) the disclosing party shall limit the disclosure to the parties and persons (including actual or prospective purchasers, lenders, financing sources and partners and their affiliates) who need to know such Business Disclosures and who have the legal or contractual obligation to keep it confidential.
(c) Each party agrees that any press releases regarding this Agreement must be mutually satisfactory to all parties prior to the publication of such press release.
11.    Limitation of Liability.
a.    IN THIS SECTION 11, “LIABILITY” MEANS ANY LIABILITY, WHETHER UNDER CONTRACT, TORT, OR OTHERWISE, INCLUDING FOR NEGLIGENCE.
i. NEITHER PARTY WILL HAVE ANY LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT TO ANY OTHER PARTY FOR:
A.    LOST PROFITS (WHETHER DIRECT OR INDIRECT);
B. INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL LOSSES (WHETHER OR NOT FORESEEABLE OR CONTEMPLATED BY THE PARTIES AT THE EFFECTIVE DATE); OR
C.    EXEMPLARY OR PUNITIVE DAMAGES; AND
ii. IF GOOGLE ELECTS (OR IS DEEMED TO HAVE ELECTED) THE GOOGLE REJECTION OPTION, GOOGLE’S TOTAL AGGREGATE LIABILITY TO LANDLORD AND LANDLORD’S CONTROLLED AFFILIATES ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIMITED TO THE AMOUNT OF THE TERMINATION FEE. IF GOOGLE

ELECTS (OR IS DEEMED TO HAVE ELECTED) THE GOOGLE ASSUMPTION OPTION, GOOGLE’S LIABILITY TO LANDLORD AND LANDLORD’S CONTROLLED AFFILIATES ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE GOVERNED BY THE NOVATION AGREEMENT AND UNDERLYING LEASE LIABILITIES (AS MODIFIED BY THE NOVATION AGREEMENT).
12.    Termination and Survival.
a. In the event that Landlord breaches a Material Landlord Representation hereunder, Google may terminate this Agreement upon 10 business days prior notice to Landlord, if such breach of such Material Landlord Representation is not cured within such 10 business day period. A “Material Landlord Representation” means a representation and warranty made by Landlord hereunder the breach of which has had or would reasonably be expected to have a material adverse effect on Google.
b. This Agreement will automatically terminate upon the earliest to occur of (i) expiration of the Lease in accordance with its terms, (ii) in the event of a termination of the Lease in accordance with its terms that includes a Default Trigger, (1) if Google elects (or is deemed to have elected) the Google Rejection Option, the payment of the Termination Fee in accordance with this Agreement or (2) if Google elects (or is deemed to have elected) the Google Assumption Option, the execution of the Novation Agreement, (iii) in the event of a termination of the Lease in accordance with its terms that does not include a Default Trigger, (1) if Google elects the Google Assumption Option, the execution of the Novation Agreement or (2) if Google does not elect the Google Assumption Option, the expiration of the thirty (30) day notice period referred to in Section 4.g, or (iv) Tenant, any direct or indirect successor parent company of Tenant (a “Tenant Successor Parent”), or any subsidiary of Tenant or subsidiary of a Tenant Successor Parent (each, a “Tenant Subsidiary”) obtaining a credit rating of [investment grade] or higher by S&P or Fitch, or [investment grade] or higher by Moody’s, for a period of at least three (3) months at any time during the Term of the Lease (the “Credit Rating Requirement”); provided, however, that if a Tenant Successor Parent or Tenant Subsidiary satisfies the Credit Rating Requirement, (A) Tenant shall, within thirty (30) days after the date on which the Credit Rating Requirement is satisfied, cause the applicable Tenant Successor Parent or Tenant Subsidiary to guarantee (or otherwise become responsible for), pursuant to a binding written agreement, the full payment and performance of all of Tenant’s obligations under the Lease pursuant to a guaranty (or other agreement), in form and substance reasonably acceptable to Landlord (the “Guarantee Requirement”); and (B) this Agreement will not terminate until the Guarantee Requirement is satisfied.
c. The following Sections and provisions will survive the termination of this Agreement: Sections 1, 2.g, 3.a (solely with respect to the reimbursement of Cure Expenses as between Tenant and Google), 4.e (solely as to Google’s ability to acquire the Google Equity Interest after exercising the Google Rejection Option and paying the Termination Fee), 7, 8, 9, 10, 11, 12 and 13.
13.    Miscellaneous.
a. Severability. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision,

and a determination that the application of any provision of this Agreement in any particular circumstances is unenforceable or invalid shall not affect the enforceability or validity of such provision as it may apply to other circumstances. This Agreement may only be amended by a written document signed by Landlord, Landlord Guarantor, Tenant, Master Landlord and Google.
b. Attorneys’ Fees. Should any claim, action, or proceeding (including, for the avoidance of doubt, any alternative dispute resolution procedure, if any; and including any appeals of a claim, action, or proceeding) be commenced between the parties hereto concerning any provision of this Agreement or the rights or duties of any person or entity in relation thereto, each party shall bear its own fees and costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs) to the extent incurred in prosecuting or defending such claim, action, or proceeding against the other party. Nothing in this Section shall be construed to limit a party's obligation, as may be set forth elsewhere in this Agreement, to indemnify another from any fees or costs (including, without limitation, attorneys' fees, accounting fees, expert witness fees, consulting fees, court costs, and all other costs), except to the extent incurred by the indemnified party in prosecuting or defending a claim, action, or proceeding against the indemnifying party.
c. Not a Partnership. Notwithstanding any current or future arrangements between Google and its Affiliates, Landlord and its Affiliates, and Tenant and its Affiliates, none of the terms or provisions of this Agreement shall be deemed to create a partnership or any relationship of trust or fiduciary relationship between or among the parties in their respective businesses or otherwise, nor shall it cause them to be considered joint venturers or members of any joint enterprise.
d. Exculpation. Notwithstanding anything to the contrary contained herein, no member or general or limited partner in or of Landlord, Landlord Guarantor, Master Landlord, Tenant, or Google, whether direct or indirect, nor any direct or indirect partners or members in such partners, nor any disclosed or undisclosed officers, shareholders, principals, directors, employees, partners, servants or agents of such parties, nor any of the foregoing, nor any investment adviser or other holder of any equity interest in such parties, their successors, assigns, or agents, shall have any personal liability with respect to any provisions of this Agreement. Notwithstanding anything to the contrary contained herein or in the Lease, but without in any way limiting Google’s obligation to pay the Termination Fee if due hereunder, Google will not (unless it has assumed the Lease, and then only to the extent resulting from Google’s default thereunder) be liable for any obligations of Tenant under the Lease to pay any payment of default damages, including, without limitation, deficiency rent or accelerated rent as liquidated damages.
e. Landlord Guarantor. Landlord Guarantor hereby recognizes Google’s rights contained in this Agreement and agrees to cause Landlord and Master Landlord to comply with their obligations contained herein.
[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed by Landlord, Landlord Guarantor, Master Landlord, Tenant and Google on the respective dates set forth below to be effective as of the latest of such dates.
Landlord:
RAYLAN DATA LLC,
a Delaware limited liability company

By:
Name:
Title:
Date:

Solely for purposes of Section 13.e:
Landlord Guarantor:
TERAWULF INC.,
a Delaware corporation

By:
Name:
Title:
Date:

Master Landlord:
JUSTIFIED DATAPOWER LLC,
a Delaware limited liability company

By:
Name:
Title:
Date:

Tenant:
ANTHROPIC, PBC,
a Delaware public benefit corporation

By:
Name:
Title:
Date:

Google:
GOOGLE LLC,
a Delaware limited liability company

By:
Name:
Title:
Date:

SCHEDULE A
DEPICTION OF THE GROUND PREMISES

SCHEDULE B-1
LEASE

SCHEDULE B-2
GROUND LEASE

SCHEDULE B-3
LANDLORD GUARANTY

SCHEDULE C-1
SCHEDULE OF TERMINATION FEE

SCHEDULE C-2
PROJECTED S&U

SCHEDULE D
FORM OF NOVATION AGREEMENT

SCHEDULE E
FORM OF FINANCING SNDA